Exhibit 10.13

Phase Forward Incorporated

Management Incentive Plan

Effective January 1, 2008

Phase Forward Incorporated

Management Incentive Plan (MIP)

Plan Document

Effective January 1, 2008

TABLE OF CONTENTS

Section		Page

I.	Purpose	3.

II.	Effective Date of Plan	3.

III.	Eligibility	3.

IV.	MIP Target Payouts	3.

V.	Measurement	3.

VI.	Payment and Transition Issues	3.

VII.	Administration	4.

VIII.	Excess Distributions	4.

Plan Exhibits

A.	Plan Components	5.

B.	Participant Notification & Acknowledgement Sheet	6.

Phase Forward

Management Incentive Plan (MIP)

Plan Document

I.       Purpose

The objective of the Management Incentive Plan (MIP) is to recognize and to reward the achievement of financial performance goals that are essential to the success of Phase Forward. This program, in conjunction with base salary, is designed to offer designated employees of Phase Forward Incorporated and/or its subsidiaries (the “Company”) total cash compensation opportunities that are fully competitive with market levels.

II.     Effective Date of Plan

The effective date for implementation of the Plan shall be January 1, 2008.  A Plan year is equivalent to a calendar year. The Plan may be modified or terminated at any time by the Management Development and Compensation Committee or their designee in its or their sole discretion, without notice or consent of the Participants.

III.   Eligibility

Certain employees, designated by executive management in its sole discretion, whose roles and responsibilities are deemed by executive management to be critical to operations and/or who are at a management level in the organization are eligible for participation in the MIP. Target Participation Percentage is defined by the position.

IV.    MIP Target Payout

Participants will be assigned a target payout for the MIP, expressed as a percentage of total base salary, set forth in Exhibit B. This percentage represents the potential dollar award that could be earned upon achievement of goals for all Plan components.  The target payout percentage will vary according to the Participant’s position.  Actual Plan payments will vary based on performance and time in position.

V.     Measurement

The MIP consists of one component for all Participants.  The Participant will be assigned a target payout, expressed as a percentage of base salary, to be used to calculate an amount (i.e. 10 % of $90,000 base salary equals $9,000).  The Plan component and quarterly weighting is set forth in Exhibit A.

VI.             Payment and Transition Issues

A Participant in the Plan must be actively employed by the company through payment dates to receive any payout under the plan. Payment dates are typically during the month of March following the end of the Plan year. Payments will be made no later than 75 days after the close of the Plan year. Since the annual components are calculated on base salary as of December 31 of the plan year, payouts for annual components will be pro-rated for those eligible Participants who join the plan during the year, prior to October 1. Employees who transfer out of an eligible position during the year into a non-eligible position in the company, but who are still employed as of the payment date, will be considered for an award based on the number of months in the eligible position and earnings accrued during those months.

Employees hired or promoted for the first time into bonus eligible positions after October 1 will not be eligible to participate in any component of the Plan for that plan year.

VII.        Administration

The adoption, eligibility and participation in this Plan in no way infers or reflects any guarantee of a contract of employment.  Except as expressly set forth in any Participant’s employee agreement signed by the company and employee, all of the employees of the company are employees “at will”. Participation in this plan does not confer any right to continue in the company’s employ or limit the right of the company to terminate the participant at any time, with or without cause or notice.

The financial targets assigned and recognized as goals on any of the performance factors may be revised or otherwise modified by the executive management of the company at any time to account for any material change in the business of the company.  Any such revisions or modifications will be made in writing to all Participants as soon as possible after the need for such change is determined.

If any term or condition of this Plan is found to be in non-conformance with a given state, federal, or country law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan.  However, the company will review and modify the overall plan to conform to such law.

The company is an Equal Opportunity Employer committed to a diverse workforce.  The company will not discriminate on the basis of race, color, religion, age, sexual orientation, national origin, physical or mental disability, or veteran status.

All matters of MIP interpretation should be directed to the VP, Human Resources, and will be resolved at his/her discretion subject to the approval of the CEO and where necessary the Management Development and Compensation Committee.

VIII. Return of Excess Distributions (Applies to Executive Officers only)

Notwithstanding any provision hereof to the contrary, if the company restates its financial results for any period covered by this Plan, the company will re-measure the achievement of performance targets using the restated financial results. Following such recalculation, if the aggregate amount of a previously paid bonus to a Participant identified on Schedule B (a “Senior Participant”) exceeds the aggregate amount of his or her bonus actually earned, such excess shall be deemed to constitute a “bonus overpayment”. The company shall notify each Senior Participant of the amount of his or her bonus overpayment as soon as reasonably practical. The amount of such bonus overpayment shall be, at the company’s election, either (i) repaid to the company by the Senior Participant within 30 days of receipt of the notice of bonus overpayment or (ii) deducted from the Senior Participant’s future compensation. The provisions of this section shall survive the termination or expiration of this Plan.

Exhibit A

Plan Component

The Plan Component is:

1.              Operating Income before Bonus and Stock Based Expenses

This relates to the global performance by the Company against the Company’s planned earnings for the fiscal year corresponding to the Plan year, as established by the Board at the beginning of the Plan year. The specific criteria upon which any bonuses may be earned during the Plan year is based on operating income before bonus, stock based compensation expenses and acquisition purchase price amortization expenses.  The achievement of performance targets will be measured when or shortly after the Company publicly reports its financial results for the applicable period.   All Participants are measured on this component. The targets may change as approved by the Board of Directors in its sole discretion, for items such as an acquisition or other extraordinary corporate event.

For acquisitions during the Plan year, the approved operating income (loss) of the acquired company for the remainder of the Plan year will be added (subtracted) to the Plan target income.

This component is earned on a quarterly basis but paid annually, by the end of the March following the end of the plan year. A minimum achievement or “threshold” of 80% of global performance in each quarter is required for payout of the component applicable to that quarter.  Total payments for the year may not exceed 200% of the Target Payout. Payments are paid according the following schedule:

First, Second and Third Quarter Payment Schedule

Achievement %	Payout %

<80%	0%
80% - 99.9%	50% + 2.5% for each additional % achieved
>100	100% + 3% for each additional % achieved

Fourth Quarter Payment Schedule

Achievement %	Payout %

<80%	0%
80% - 99.9%	50% + 2.5% for each additional % achieved
>100	100% + 2.5% for each additional % achieved

For Illustration Purposes: (Quarters are not weighted equally)

Q-1 Achievement of 110% would result in a payout of 130% of target

Q-2 Achievement of 100% would result in a payout of 100% of target

Q-3 Achievement of 85% would result in a payout of 62.5% of target

Q-4 Achievement of 105% would result in a payout of 112.5% of target

Exhibit B

Participant Notification Sheet

Certificate of Acknowledgement

2008 Management Incentive Plan

Name of Participant:

Base Salary as of 3-1-08	$

Target Participation Percentage:	%

MIP Target Payout Annualized:	$

The information above is for illustration purposes only and assumes annualized participation. Actual payments will be made in accordance with the plan and will vary based on actual achievement of targets.

Plan Components and Weighting:

100% Operating Income Before Bonus, Stock Based Expenses and acquisition purchase price amortization expense (earned quarterly as follows):

Q-1	10%
Q-2	15%
Q-3	30%
Q-4	45%

The information above is for illustration purposes only and actual payments will be made in accordance with the plan and will vary based on actual achievement of targets.

I,                                               , hereby certify that I have read the Phase Forward Incorporated Management Incentive Plan.  I understand and agree to the terms of the plan.

Signature	Date